As filed with the Securities and Exchange Commission on November 25, 2025

Registration No. 333‑

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S‑8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Xilio Therapeutics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	85‑1623397
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

828 Winter Street, Suite 300 Waltham, Massachusetts	02451
(Address of Principal Executive Offices)	(Zip Code)

Xilio Therapeutics, Inc. 2025 Stock Incentive Plan

(Full Title of the Plan)

René Russo

President and Chief Executive Officer

Xilio Therapeutics, Inc.

828 Winter Street, Suite 300

Waltham, Massachusetts 02451

(Name and Address of Agent for Service)

(857) 524-2466

(Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Caroline Hensley

Chief Legal Officer

Xilio Therapeutics, Inc.

828 Winter Street, Suite 300

Waltham, Massachusetts 02451

(857) 524-2466

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b‑2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

On October 8, 2025, the board of directors of Xilio Therapeutics, Inc. (the "Registrant") approved the Xilio Therapeutics, Inc. 2025 Stock Incentive Plan (the "2025 Plan"). The 2025 Plan was approved by the Registrant's stockholders on November 21, 2025. As provided in the 2025 Plan, the total number of shares of the Registrant's common stock, $0.0001 par value, that may be issued under the 2025 Plan is 32,000,000 shares (the "Plan Shares"). The purpose of this registration statement on Form S-8 (this "Registration Statement") is to register the offer and sale of the Plan Shares.

PART I

Information Required in the Section 10(a) Prospectus

Pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"), the document containing the information specified in Part I of Form S-8 will be distributed to persons who receive Plan Shares. Each disclosure document constitutes a Section 10(a) prospectus and is incorporated by reference in this Registration Statement, but it is not being filed with the U.S. Securities and Exchange Commission (the "SEC") either as part of this Registration Statement or as a prospectus or prospectus supplement.

The 2025 Plan is described in the Registrant's Definitive Proxy Statement on Schedule 14A, which was filed with the SEC on October 20, 2025.

Item 1. Plan Information.

Not filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not filed with this Registration Statement.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the SEC by the Registrant are incorporated by reference in this Registration Statement:

(a)
the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 11, 2025;
(b)
the Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2025, June 30, 2025 and September 30, 2025, filed with the SEC on May 8, 2025, August 14, 2025 and November 13, 2025, respectively;
(c)
the Registrant’s Current Reports on Form 8-K filed with the SEC on January 21, 2025, February 12, 2025, March 11, 2025, March 11, 2025, April 8, 2025, May 8, 2025, June 2, 2025, June 3, 2025, June 10, 2025, June 12, 2025, August 14, 2025, August 28, 2025, September 9, 2025, October 3, 2025, November 7, 2025, November 13, 2025 and November 25, 2025 (in each of the foregoing cases, excluding any current reports, or portions thereof, exhibits thereto or information therein that are "furnished" to the SEC); and
(d)
the description of the Registrant's common stock contained in its Registration Statement on Form 8-A, filed with the SEC on October 18, 2021.

In addition, any documents the Registrant may file under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date such documents are filed. However, the Registrant is not incorporating by reference any information that is "furnished" to the SEC. These subsequent filings with the SEC will automatically modify and supersede information in this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete Delaware General Corporation Law ("DGCL") and the Registrant’s Restated Certificate of Incorporation, as amended to date, (the "Certificate of Incorporation") and the Registrant’s Second Amended and Restated Bylaws, as amended to date.

Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Section 102(b)(7) of the DGCL provides, generally, that our Certificate of Incorporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under section 174 of the DGCL, (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit, or (v) an officer in any action by or in the right of the corporation. No such provision may eliminate or limit the liability of a director or officer for any act or omission occurring prior to the date when such provision became effective.

The Certificate of Incorporation provides that the Registrant will indemnify each person who was or is a party or threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

The Certificate of Incorporation provides that the Registrant will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of the Registrant to procure a judgment in the Registrant’s favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by the Registrant against all expenses (including attorneys’ fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith. If the Registrant does not assume the defense, expenses must be advanced to an Indemnitee under certain circumstances.

The Registrant has entered into indemnification agreements with its directors and executive officers. In general, these agreements provide that the Registrant will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as a director or officer or in connection with their service at the Registrant’s request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director or executive officer makes a claim for indemnification and establish certain presumptions that are favorable to the director or executive officer.

The Registrant maintains a general liability insurance policy that covers certain liabilities of the directors and officers of the Registrant arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are incorporated herein by reference:

Number	Description

4.1

Restated Certificate of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 10-Q (File No. 001-40925), filed with the Securities and Exchange Commission on August 14, 2025)

4.2

Second Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant's Current Report on Form 8‑K (File No. 001‑40925), filed with the Securities and Exchange Commission on April 3, 2023)

5.1*	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Registrant

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm

23.2*	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)

24.1*	Power of attorney (included on the signature pages of this registration statement)

99.1	2025 Stock Incentive Plan (incorporated by reference to Appendix A of the Registrant's DEF 14A (File 001-40925) filed with the Securities and Exchange Commission on October 20, 2025)

107*	Filing Fee Table

* Filed herewith

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts on this 25th day of November, 2025.

XILIO THERAPEUTICS, INC.

By:	/s/ René Russo
René Russo
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Xilio Therapeutics, Inc., hereby severally constitute and appoint René Russo and Caroline Hensley, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign for us and in our names in the capacities indicated below, the registration statement on Form S‑8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Xilio Therapeutics, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ René Russo	President and Chief Executive Officer, Director (Principal Executive Officer)	November 25, 2025
René Russo

/s/ Christopher Frankenfield	Chief Financial Officer and Chief Operating Officer (Principal Financial Officer)	November 25, 2025
Christopher Frankenfield

/s/ Kevin Brennan	Senior Vice President, Finance and Accounting (Principal Accounting Officer)	November 25, 2025
Kevin Brennan

/s/ Paul J. Clancy	Chair of the Board of Directors	November 25, 2025
Paul J. Clancy

/s/ Akintunde Bello	Director	November 25, 2025
Akintunde Bello

/s/ Sara M. Bonstein	Director	November 25, 2025
Sara M. Bonstein

/s/ Aoife Brennan	Director	November 25, 2025
Aoife Brennan

/s/ Daniel Curran	Director	November 25, 2025
Daniel Curran

/s/ Robert Ross	Director	November 25, 2025
Robert Ross

/s/ Christina Rossi	Director	November 25, 2025
Christina Rossi

/s/ James Shannon	Director	November 25, 2025
James Shannon

/s/ Yuan Xu	Director	November 25, 2025
Yuan Xu